Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300

June 21, 2010

Alliance One Signs an Agreement with Philip Morris Brazil

Morrisville, NC – June 21, 2010 – Alliance One International, Inc. (NYSE: AOI) today announced that its Brazilian subsidiary, Alliance One Brasil Exportadora de Tabacos Ltda. (“AOB”), has entered into an agreement with Philip Morris Brasil Industria e Comercio Ltda (“PMB”), an affiliate of Philip Morris International Inc. (NYSE/Euronext Paris: PM).

In connection with the transaction, AOB will assign to PMB contracts with approximately 8,500 tobacco farmers in Southern Brazil, will sell to PMB some of its related assets, and will license to PMB its proprietary inventory management software. In addition, AOB will process tobacco for PMB grown by PMB’s contracted farmers. AOI will continue to supply Brazilian processed tobacco to PM as required to complement PM’s needs.

Robert E. Harrison, Chief Executive Officer, said “Alliance One continues to look for additional innovative initiatives to drive closer alignment with our customers. This agreement works towards achieving our stated goal. Benefits include a long term processing agreement, reduced working capital requirements and better supply chain optimization. It is a win for all stakeholders: farmers, lenders, PM and AOI.

Mr. Harrison concluded, “While these transactions are subject to approval by the Brazilian competition law authorities, we expect to be closed by the end of AOI’s second fiscal quarter in time for the next Brazilian crop cycle. We look forward to further galvanizing our global business with PM and other key customers in ways that will continue to enhance value for our shareholders.”

Alliance One International, Inc.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, and the impact of regulation and litigation on customers. Additional factors that could cause AOI’s results to differ materially from those described in forward-looking statements can be found in AOI’s Annual Reports on Form 10-K for the year ended March 31, 2010 and other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).